Exhibit 23.1

Consent of Registered Independent Public Accounting Firm

Board of Directors

Liquidmetal Technologies, Inc.

We consent to the incorporation by reference of our report of Independent Registered Public Accounting Firm dated February 23, 2006  on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity (deficiency), and cash flows for the year ended December 31, 2005 as well as the effects of the correction of the error in Note 2 as of and for the year ended December 31, 2004, as to which the date is July 17, 2006, included in Amendment No. 2 to the Registration Statement on Form S-1 [Registration No. 333-130251] to be filed on approximately July 20, 2006 registering 11,614,322 shares held by selling stockholders.  We also consent to the reference to us as experts in matters of accounting and auditing in the registration statement and prospectus.

/s/ Choi, Kim & Park, LLP.

CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
July 19, 2006